UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 2, 2017
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.  [ ]

Item 2.02           Results of Operations and Financial Condition

NEWARK, N.Y. – November 2, 2017 – Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.3 million on revenue of $21.0 million for the third quarter ended October 1, 2017. For the quarter ended September 25, 2016, the Company reported operating income of $1.1 million on revenue of $19.6 million.

“Third quarter sales grew 7% and operating profit increased 11% further illustrating the solid operating leverage of our business model. We are particularly pleased to report broad-based sales growth across a variety of end markets, both commercial and government/defense, domestically and internationally. Commercial sales increased 8%, boosted by a 14% gain in medical sales, while government/defense sales grew 6%, including a 58% increase within our Battery & Energy Products business. Having more than doubled both operating profit and EPS for the first nine months of the year, we are well positioned towards delivering another year of profitable growth,” said Michael D. Popielec, President and Chief Executive Officer. “In addition, the BA-5390 $21.4 million IDIQ award received in March, the VIPER $4.7 million contract received in August, and the recent BA-5790/5795 CFx $49.8 million IDIQ award received in September serve as positive indicators of future growth potential as we finish out 2017 and head into 2018.”

Revenue was $21.0 million, an increase of $1.4 million, or 7%, compared to $19.6 million for the third quarter of 2016 reflecting a $3.7 million increase in Battery & Energy Products sales partially offset by $2.3 million lower Communications Systems sales. Battery & Energy Products sales increased 25% to $18.6 million compared to $14.9 million last year. Communications Systems sales declined 48% to $2.4 million compared to $4.7 million for the same period last year which included $2.3 million of Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) shipments.

Gross profit was $6.3 million, or 29.7% of revenue, compared to $6.0 million, or 30.5% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 27.9%, compared to 30.3% last year, a decrease of 240 basis points reflecting product mix and incremental supply chain and logistics fees. Communications Systems’ gross margin increased to 44.0% compared to 31.4% for the prior year demonstrating the high value proposition associated with core amplifier and integrated solutions products.

Operating expenses were $5.0 million compared to $4.9 million last year reflecting continued tight control over discretionary spending. Operating expenses were 23.7% of revenue compared to 24.8% of revenue for the year earlier period.

Operating income was $1.3 million compared to $1.1 million last year for an operating margin of 6.0% compared to 5.8% last year.

Net income was $1.1 million, or $0.07 per share, versus net income of $1.0 million, or $0.07 per share, for the third quarter of 2016. Earnings per share for the trailing twelve-month period are $0.36.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01     Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated November 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2017		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated November 2, 2017